UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 13, 2016

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2016, Iron Mountain Incorporated, or the Company, and Roderick Day, the Company’s Executive Vice President and Chief Financial Officer, mutually agreed that Mr. Day would step down as the Company’s Executive Vice President and Chief Financial Officer due to personal reasons that do not permit him to permanently relocate his family to Boston, as originally contemplated, effective following the Company’s filing of its quarterly report on Form 10-Q for the quarter ended June 30, 2016, which is currently expected to be on or before August 5, 2016, or the Effective Date. Following the Effective Date, Mr. Day will remain with the Company for transition purposes through mid-October 2016, or if extended by the Company through mid-November 2016.  The Company expects to enter into a separation agreement with Mr. Day and Mr. Day will be entitled to be paid the benefits under the Company’s plans, including without limitation, the Iron Mountain Companies Severance Plan and Severance Program No. 1, or the Severance Program, which are described under “Termination and Change of Control Arrangements” in the Company’s proxy statement filed with the Securities and Exchange Commission on April 26, 2016.  The separation agreement between the Company and Mr. Day will contain substantially the same rights and obligations as are provided for in such plans, except that the Company will cover the fees for an accounting firm providing services to Mr. Day related to the preparation of tax returns for the year of termination and the year thereafter.

Stuart Brown, 50, is expected to join the Company on or about July 25, 2016 and on the Effective Date will assume the role of Executive Vice President and Chief Financial Officer. Since 2011, Mr. Brown has served as executive vice president and chief financial officer of Red Robin Gourmet Burgers, Inc. From 2006 to 2011, Mr. Brown served as chief financial officer for DCT Industrial Trust Inc., a publicly held industrial real estate investment trust, or REIT, and from 2003 to 2006 he served as chief accounting officer of Federal Realty Investment Trust, a publicly held REIT which owns shopping centers.  Earlier in his career, Mr. Brown held a variety of positions with Royal Ahold, a global food retailer, with roles including vice president and controller at Giant Food, Inc., vice president of corporate accounting for Ahold USA, Inc. and vice president of investor relations based with Royal Ahold in the Netherlands.  Mr. Brown holds a bachelor’s degree in business administration and a master’s degree in accountancy from the University of Georgia. There are no arrangements or understandings between Mr. Brown and any other persons pursuant to which he was elected as an officer, and Mr. Brown has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Brown does not have a family relationship with any director or executive officer of the Company.

CFO Employment Arrangements

The Compensation Committee of the Company’s Board of Directors, or the Committee, has approved the following compensation arrangements for Mr. Brown, which are documented in Mr. Brown’s offer letter:

Base Salary and Bonus. Mr. Brown will receive an annual base salary of $550,000, subject to annual review and a $200,000 signing bonus payable in two installments, within 30 days of hire and March 15, 2017. Mr. Brown will also be eligible to receive an annual performance-based cash bonus of up to 85% of his base salary.  The actual amount of the annual bonus will be determined by the Committee based upon performance criteria to be established on an annual basis.

Relocation Allowance. Mr. Brown will be eligible to participate in the Company’s Senior Executive Relocation Program to assist with his relocation from Denver, Colorado to the greater Boston area. The amount Mr. Brown will receive under such program will not exceed $450,000, which amount includes all tax gross-up assistance.

Equity Awards. Subject to approval by Committee, Mr. Brown will be awarded the following equity compensation:

•                  An initial award of Restricted Stock Units, or RSUs, corresponding to approximately $900,000 in economic value divided by the closing price of the Company’s common stock on the date of grant, or the Fair Market Value, which shall vest ratably over three years beginning July 2017.

•                  A annual equity grant with an initial value targeted at $1,200,000, with a pro-rated annual 2016 grant as follows:

•                  RSUs corresponding to $180,000 in economic value divided by the Fair Market Value, which shall vest ratably over three years beginning July 2017;

•                  Stock options to acquire shares of the Company’s common stock corresponding to $120,000 in economic value divided by the Fair Market Value, which shall vest ratably over three years beginning July 2017 and are exercisable until the tenth anniversary of the grant date; and

•                  Performance Units, or PUs, corresponding to $300,000 in economic value divided by the Fair Market Value, 50% of which will be correlated with total shareholder return performance across a three-year period and 50% of which will be correlated with the Company’s attainment of financial goals as approved by the Committee.  In each case, the PUs have a performance range of 0%-200% and will vest and settle in the first quarter of 2019.

Any stock options, RSUs and PUs awarded to Mr. Brown will be subject to the terms and conditions of the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan, a copy of which is filed as Annex C to the Company’s proxy statement filed with the Securities and Exchange Commission, or the SEC, on December 23, 2014, and incorporated by reference herein.

Other Benefits.  Mr. Brown will be eligible to receive severance benefits under the Severance Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

By:	/s/ Ernest W. Cloutier
Name:	Ernest W. Cloutier
Title:	Executive Vice President and General Counsel

Date: June 15, 2016